As filed with the Securities and Exchange Commission on February 2, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: PHL VARIABLE ACCUMULATION ACCOUNT III

Address of Principal Business Office:

One American Row, Hartford, Connecticut 06102-5056

Telephone Number: (800) 447-4312

Name and Address of Agent for Service of Process:

John H. Beers, Esq.

PHL Variable Insurance Company

One American Row

Hartford, Connecticut 06102-5056

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  ☒    No  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, PHL Variable Accumulation Account III, has caused this notification of registration to be duly signed on its behalf, in the city of Hartford and state of Connecticut on the 2nd day of February, 2009.

PHL VARIABLE ACCUMULATION ACCOUNT III (Registrant)

By:	Philip K. Polkinghorn*
By:	Sole Trustee, Chief Executive Officer and President

/s/ Kathleen A. McGah
*Kathleen A. McGah
*As Attorney-In-Fact pursuant to power of attorney

Attest:	/s/John H. Beers
John H. Beers
Title: Vice President and Secretary, PHL Variable Insurance Company